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                                                                      EXHIBIT 12


                      NEWMONT GOLD COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands except ratio)
                                   (Unaudited)



                                                             Three  Months Ended
                                                               March 31, 1998
                                                             ------------------
Earnings:
  Income before income taxes                                        $40,656
  Adjustments:
  Net interest expense (1)                                           20,492
  Amortization of capitalized interest                                  495
  Portion of rental expense representative of interest                  356
  Minority interest                                                  12,233
                                                                    -------
                                                                    $74,232
                                                                    =======

Fixed Charges:
  Net interest expense (1)                                          $20,492
  Capitalized interest                                                2,876
  Portion of rental expense representative of interest                  356
                                                                    -------
                                                                    $23,724
                                                                    =======

Ratio of earnings to fixed charges                                      3.1
                                                                    =======


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.